Exhibit 10.21

AMENDED AND RESTATED CHAIRMAN COMPENSATION AGREEMENT

THIS AMENDED AND RESTATED CHAIRMAN COMPENSATION AGREEMENT (“Agreement”) is made and entered into as of the 31st day of December, 2019 (the “Effective Date”), by and among Eagle Bancorp, Inc., a Maryland corporation (“Bancorp”), EagleBank, a Maryland chartered commercial bank and the wholly owned subsidiary of Bancorp (the “Bank”), and Norman R. Pozez (“Pozez”).

WHEREAS, Pozez serves as Chairman of the Board of Directors of Bancorp and the Bank;

WHEREAS, Pozez’s service as Chairman of the Board of Directors of Bancorp and the Bank involves a substantial time commitment; and

WHEREAS, Bancorp and the Bank desire to continue Pozez’s service as Chairman of the Board of Directors of both entities; and

WHEREAS, Pozez desires to continue to serve in such capacities, in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

SERVICE AS CHAIRMAN

1.1.      Position.          Pozez hereby agrees to continue to serve as Chairman of the Bancorp Board and Bank Board.  Notwithstanding anything to the contrary contained herein,  Pozez’s service as Chairman of each Board of Directors shall be subject to: (i) his election or reelection, as the case may be, as a director by the shareholders of each entity or his appointment as a director by each Board of Directors; and (ii) his election or reelection, as the case may be, as Chairman by the Bancorp Board and Bank Board. Nothing contained herein shall constitute any agreement, understanding or commitment of Bancorp or the Bank to nominate, appoint,  elect or reelect Pozez, or cause Pozez to be nominated, appointed, elected or reelected to the Bancorp Board or Bank Board, or for Pozez to be elected or reelected as Chairman by the Bancorp Board of Bank Board.

1.2.      Activities.        Pozez and the Bank expressly acknowledge that (i) Pozez’s services hereunder shall be solely in his capacity as a member of the Bancorp Board and Bank Board and any committees thereof, and not as an officer or employee, and that he shall have no management, supervisory or other authority, position, status or power as an officer or employee of Bancorp or Bank; (ii) no employment, partnership or joint venture relationship is created by this Agreement; and (iii) as an independent contractor hereunder, Pozez shall be responsible for the time and manner in which his services are performed.

ARTICLE 2

CERTAIN DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

2.1.      “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.2.      “Bancorp” is defined in introductory paragraph of this Agreement.  If Bancorp is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bancorp” shall be deemed to include such successor Entity for purposes of applying Article 7 of this Agreement.

2.3.      “Bank” is defined in introductory paragraph of this Agreement.  If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity for purposes of applying Article 7 of this Agreement.

2.4.      “Bancorp Board” means the Board of Directors of Bancorp.

2.5.      “Bank Board” means the Board of Directors of the Bank.

2.6.      “Bank Entity” or “Bank Entities” means and includes any of the Bank, Bancorp and their Affiliates.

2.7.      “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank Entities or any transaction contemplated, undertaken or proposed to be undertaken by the Bank Entities, including, but not necessarily be limited to:

(a)        the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)        the Federal Reserve System, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c)        any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)        any predecessor, successor or assignee of any of the foregoing.

2.8.      “Change in Control” means and shall be deemed to have occurred if:

(a)        there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to Bancorp, or pursuant to which shares of Bancorp’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of Bancorp’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (ii) any sale of all or substantially all of the assets of Bancorp, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S.  Treasury Regulations;

(b)        any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than fifty percent (50%) of the voting power of all outstanding securities of Bancorp entitled to vote generally in the election of directors of Bancorp (including, without limitation, any securities of Bancorp that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)        over a twelve (12) month period, a majority of the members of the Board of Directors of Bancorp are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board of Directors of Bancorp in office prior to such appointment or election.

(d)        Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 2.8(a),  Section 2.8(b), or Section 2.8(c) does not also constitute a “change in ownership” of Bancorp, a “change in effective control” of Bancorp or a “change in the ownership of a substantial portion of the assets” of Bancorp within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.

2.9.      “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

2.10.    “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the insurance and trust business, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged; provided that after the Termination Date, such period shall be deemed to end on the Termination Date.

2.11.    “Competitive Products or Services” means, as of any time during the Term, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers.

2.12.    “Disability” means a mental or physical condition which, in the good faith opinion of the Board of Directors of Bancorp, renders Pozez, with reasonable accommodation, unable or incompetent to carry out the material responsibilities which Pozez performed, or the material duties to which Pozez was entrusted at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by Bancorp and Pozez (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.

2.13.    “Entity” means any partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

2.14.    “Equity Award Value” means $945,000 in calendar year 2020. In each subsequent calendar year, it means 105% of the Equity Award Value in the immediately preceding calendar year.

2.15.    “Person” means any individual or Entity.

2.16.    “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.

2.17.    “Term” means the period commencing on the Effective Date and ending on the Termination Date.

2.18.    “Termination Date” means the date upon which Pozez ceases to provide services under this Agreement.

Other terms are defined throughout this Agreement and have the meanings so given them.

ARTICLE 3

SERVICE

3.1.      No Impediments.  Pozez represents and warrants that he is not subject to any legal obligations or restrictions that would prevent or limit his entering into this Agreement and performing his services hereunder.

3.2.      Nature and Substance.  During the Term hereof, Pozez shall perform the duties, functions and obligations customarily associated with the Chairman of a board of directors, and such duties, functions, services or obligations as may be reasonably requested from time to time by the Bancorp Board or the Bank Board.

3.3.      Performance of Services.  Pozez agrees to devote appropriate attention, skill and efforts to the performance of his services under this Agreement, and shall use his best efforts and discharge his obligations hereunder to the best of his ability for and on behalf of the Bank Entities. Pozez agrees that, except for (i) his current activities that have been previously permitted by the Bancorp Board and/or Bank Board and (ii) charitable or civic activities that do not interfere with the performance of his services hereunder, he will not during the Term, directly or indirectly, perform services for or obtain a financial or ownership interest in any other

Entity (an “Outside Arrangement”),  unless the Bancorp Board and/or Bank Board grant him prior approval for such activities, which approval shall not be unreasonably withheld. Notwithstanding any provision hereof to the contrary, this Section 3.3 does not restrict Pozez’s right to own securities of any entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company.

3.4.      Compliance with Law.  Pozez shall comply with all laws, statutes, ordinances, rules and regulations relating to his retention and duties.

ARTICLE 4

COMPENSATION

4.1.      Full Compensation. As full compensation for all services rendered to Bancorp and the Bank, and in lieu of any compensation or benefits (other than those described in Section 4.4 herein) to which other members of the Bank Board or Bancorp Board may be entitled, Pozez shall be paid the amounts set forth in this Article 4 during the Term. Pozez shall not participate in any consideration by the Bank Board or Bancorp Board of Pozez’s compensation under this Agreement.

4.1.1.   Annual Compensation.  Pozez shall be paid an annual retainer during the Term (“Annual Compensation”) of nine hundred thousand dollars ($900,000).  The Bank Entities shall pay Pozez’s Annual Compensation in equal installments monthly, consistent with the frequency of payments to other non-employee members of the Bancorp Board and Bank Board.  The Annual Compensation shall automatically be increased by an amount not less than 5% of the preceding year’s Annual Compensation, as determined by the Compensation Committee of the Bancorp Board (“Compensation Committee”), during each subsequent calendar year.

4.1.2.   Equity Compensation.  On or about February 2020 (the “Grant Date”),  Pozez shall be granted an award of shares of restricted stock under Bancorp’s 2016 Stock Plan, with the number of shares determined by dividing $1,937,500 by the closing price of Bancorp common stock on The Nasdaq Capital Market on the Grant Date, and rounding down to the next lower whole number of shares.  Such grant will vest in substantially equal installments on the first three anniversaries of the Grant Date, subject in each case to Pozez’s continued service to the Bank Entities through each such date. Pozez shall be eligible to receive future equity awards as determined by the Compensation Committee in its sole discretion, and such grants shall be subject to such terms and conditions as it may determine at the time of grant, provided however that the Compensation Committee does not intend to grant additional equity awards to Pozez prior to 2023.

4.1.3.   Expenses.  Bancorp and Bank shall, promptly upon presentation of proper expense reports therefor, pay or reimburse Pozez, in accordance with the policies and procedures established from time to time by Bancorp and Bank for their directors, for all reasonable and customary travel (other than local use of an automobile) and other out-of-pocket expenses incurred by Pozez in performing his duties as Chairman.

4.2.      Taxation.  Pozez understands that he will be treated by Bancorp and the Bank as an independent contractor for purposes of all taxes (including without limitation for local, state and federal withholding, employment and payroll tax purposes). As an independent contractor, Pozez acknowledges that he will not be entitled to receive unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that he is injured in any manner while performing obligations under this Agreement.  Pozez will be solely responsible to pay any and all applicable local, state and/or federal income and social security and unemployment taxes. To the extent that the Bank Entities have any withholding obligations with respect to Pozez’s service on the Bancorp Board of Bank Board, the Bank Entities may withhold from any amounts payable under this Agreement.

4.3.      Life Insurance.  The Bank Entities may, at their cost, obtain and maintain “key-man” life insurance and/or company-owned life insurance on Pozez in such amount as determined by the Bancorp Board or Bank Board from time to time.  Pozez agrees to cooperate fully and to take all actions reasonably required by the Bank Entities in connection with such insurance.

4.4.      Other Benefits.  Pozez shall be eligible to participate in any other life, disability, health or other insurance benefit as may from time to time be generally available to non-employee directors of Bancorp or the Bank, if any, on the same terms and conditions as other non-employee directors may participate.

ARTICLE 5

CONDITIONS SUBSEQUENT TO CONTINUED OPERATION

AND EFFECT OF AGREEMENT

5.1.      Continued Approval by Bank Regulatory Agencies.  This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bancorp’s and Bank’s continuing obligations hereunder, shall at all times be subject to continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation, or in the case of Bancorp, ownership and control, of the Bank.  Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

ARTICLE 6

TERMINATION

The Term of this Agreement may be terminated as provided below in this Article 6.

6.1.      Termination for Death or Disability.  The Term shall automatically terminate upon the death of Pozez or upon the determination by the Bancorp Board or the Bank Board that Pozez is suffering from a Disability.

6.2.      Termination by Pozez.  Pozez shall have the right to terminate the Term at any time by tendering his resignation as a member of the Bancorp Board and Bank Board and all committees thereof, such termination to be effective on the date ninety (90) days after the date on which Pozez gives such notice to Bancorp and the Bank unless Bancorp and the Bank advise Pozez in writing of an earlier date on which such termination is to be effective, or Bancorp, the Bank and Pozez agree in writing to a later date on which such termination is to be effective.

6.3.      Automatic Termination upon Termination of Status as a Director.  This Agreement shall automatically terminate if (i) Pozez is not reelected as a member of both the Bancorp Board and Bank Board, unless within 15 days thereafter, he is appointed to the board(s) to which he was not reelected by action of the Bancorp Board and/or Bank Board; or (ii) Pozez is removed as a member of the Bancorp Board and/or Bank Board.

6.4.      Termination by Bancorp and the Bank.  This Agreement shall automatically terminate if (i) the Bancorp Board and Bank Board fail to reappoint Pozez as Chairman at the organizational or first regular meeting of the Bancorp Board and Bank Board following the Annual Meeting of Shareholders of Bancorp; or (ii) the Bancorp Board or Bank Board remove Pozez as Chairman, or elect another director as Chairman; in each case whether or not Pozez remains a member of the Bancorp Board or Bank Board.

6.5.      Post-Termination Payment of Annual Compensation and Expenses; Vesting.  Following termination under the provisions of Section 6.1,  Section 6.2,  Section 6.3 or Section 6.4, Pozez (or his estate) shall not be entitled to any further payment except as follows: (a) the Bank Entities shall pay any unpaid Annual Compensation due for the period prior to the Termination Date; and (b) following submission of proper expense reports, the Bank Entities shall reimburse expenses incurred prior to the Termination Date and subject to reimbursement pursuant to Section 4.1.3 hereof.  These payments shall be made promptly upon termination and within the period of time mandated by law.  Additionally, any such termination shall not have any effect on unvested awards of restricted stock, if Pozez shall remain in service to the Bank Entities as a continuing member of the Board of Directors of Bancorp or Bank.

6.5.1.   Termination Following a Change in Control.  In the event that:

(a)        Pozez’s service under this Agreement is terminated by Bancorp and/or Bank pursuant to Section 6.3 or Section 6.4 within 12 months following a Change on Control, or

(b)        (i) Bancorp and/or Bank is not the successor, surviving or resulting company or institution following a Change in Control, and (ii) Pozez is not, from and after the effectiveness of such Change in Control, the duly elected or appointed Chairman of such successor, surviving or resulting company or institution, then within forty-five (45) days thereafter, Pozez shall be paid a lump sum cash payment equal to 1.99 times the sum of (i) his then current Annual Compensation and (ii) the applicable Equity Award Value for such year (such sum, the “Change in Control Payment”), provided that Pozez shall be entitled to receive only one Change in Control Payment. The Change in Control Payment shall be contingent upon Pozez’s signing and delivering to the Bank Entities no later than twenty-one (21) days after the Termination Date, a General Release and Waiver substantially in the form attached as Exhibit A to the Non-Compete Agreement, and such release becoming irrevocable in accordance with its terms (the “Release Requirement”).The Change in Control Payment shall be subject to any delay in payment required under Section 6.5.3 hereunder.

6.5.2.   Limitation on Payment.  If any payment or distribution by the Bank Entities to or for the benefit of Pozez, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “280G Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of 280G Payments payable to Pozez shall be reduced to the aggregate amount of 280G Payments that may be made to Pozez without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the 280G Payments retained by Pozez (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the 280G Payments to Pozez without any such reduction.  Any such reduction shall be made in the following order: first, by reduction of cash payments; second, by cancellation of accelerated vesting of equity awards; and third, by reduction of other benefits payable to Pozez, in each case, in reverse chronological order, beginning with payments or benefits that are to be paid latest.

6.5.3.   Compliance with Section 409A.

(a)        It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A, and thus avoid the imposition of any tax and interest on Pozez pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent.  Pozez acknowledges and agrees that he shall be solely responsible for the payment of any tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

(b)        Notwithstanding any provision of this Agreement to the contrary, if Pozez is a “specified employee” at the time of his “separation from service”, any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to Pozez within six (6) months following his separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(l)(B) of the Code, such payment shall be delayed and shall be paid, without interest, on the first business day of the seventh calendar month following Pozez’s separation from service, or, if earlier, upon Pozez’s death.  Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.

(c)        If any of the payments hereunder are subject to the Release Requirement, and the period in which Pozez may consider executing the release begins in one calendar year and ends in the following calendar year, the date on which such payments will be made shall be no earlier than the first day of the second calendar year within such period.

(d)        All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Pozez’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

ARTICLE 7

CONFIDENTIALITY; NON-COMPETITION; NON-INTERFERENCE

7.1.      Confidential Information.  Pozez, during his service as a member of the Bancorp Board and Bank Board, has had and will have access to and become familiar with, various confidential and proprietary information of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; customer data; internal working documents and communications; relationships with and supervision by the Bank’s and Bancorp’s federal and state regulators, and other materials related to the businesses or activities of the Bank Entities which is not generally made available to the public.  Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

7.2.      Nondisclosure.  Pozez hereby covenants and agrees that he shall not, directly or indirectly, disclose or use, or authorize any person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, or (ii) which is or becomes publicly known and available through no wrongful act of Pozez or any affiliate of Pozez.  Notwithstanding the foregoing, Pozez, Bancorp and Bank acknowledge and agree that nothing contained in this Article 7 shall be interpreted, construed, asserted or enforced by Bancorp or Bank to prohibit Pozez from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Further, nothing contained in this Agreement or any Release and Waiver shall be interpreted, construed, asserted or enforced by the Bank or Bancorp to (i) prohibit or disqualify Pozez from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Pozez’s providing information to any such agency as a whistleblower under applicable law or regulation, or (ii) require notification or prior approval by the Bank or Bancorp of any such report; provided that, Pozez is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.  Bancorp and the Bank hereby waive any right to assert or enforce the provisions of this Agreement in a manner which would impede any whistleblower activity in accordance with applicable law or regulation. Furthermore, Pozez shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

7.3.      Documents.  All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Pozez, or otherwise provided to or coming into the possession of Pozez, that contain any Confidential Information about or pertaining or relating to the Bank Entities (the “Company Information”) shall at all times remain the exclusive property of the Bank Entities.  Promptly after a request by the Bank Entities or automatically upon the date on which Pozez’s service to the Bank Entities ceases, Pozez shall take reasonable efforts to (i) return to the Bank and Bancorp all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Company Information; and (ii) purge and destroy all Documents and Company Information in any intangible form (including computerized, digital or other electronic format).

7.4.      Non-Competition.  Pozez hereby acknowledges and agrees that, during the course of his service to the Bank Entities, in addition to his access to Confidential Information, Pozez has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities.  Pozez hereby covenants and agrees that during the Term until the date twenty four (24) months after the Termination Date (the “Restricted Period”), Pozez will not at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise):

(a)        provide any advice, assistance or services of the kind or nature which he provided to any of the Bank Entities or relating to business activities of the type engaged in by any of the Bank Entities within the preceding two years, to any Person who owns or operates a Competitive Business or to any Person that is attempting to initiate or acquire a Competitive Business (in either case, a “Competitor”) if (i) such Competitor operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a fifty (50) mile radius of the Bank’s headquarters or any Branch of the Bank Entities and (ii) such Branch competes or will compete with the products or services offered or planned to be offered by the Bank Entities during the Restricted Period; or

(b)        sell or solicit sales of Competitive Products or Services to Persons within such 50 mile radius, or assist any Competitor in such sales activities.

Notwithstanding any provision hereof to the contrary, this Section 7.4 does not restrict Pozez’s right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company and that such ownership does not violate: (A) the Code of Conduct or any other policy of Bancorp or the Bank, including any policy related to inside information; (B) any applicable securities law; or (C) any applicable standstill or other similar contractual obligation of Bancorp or the Bank. The parties acknowledge that they have also entered into that certain Non-Compete Agreement as of May 31, 2019, as may be amended from time to time, which is in addition to and not in lieu of any of the restrictions hereunder (the “Non-Compete Agreement”).

7.5.      Non-Interference.  Pozez hereby covenants and agrees that during the Restricted Period, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(a)        induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other Person that has a business relationship with any Bank Entity, to discontinue, terminate or reduce the extent of its, his or her relationship with any Bank Entity or to take any action that would disrupt or otherwise damage any such relationship;

(b)        solicit any customer of any of the Bank Entities for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of any Bank Entity); or

(c)        solicit any employee of any of the Bank Entities to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business.

In applying this Section 7.5:

(i)         the term “customer” shall be deemed to include, at any time, any Person to which any of the Bank Entities had, during the six (6) month period immediately prior to such time, (A) sold any products or provided any services or (B) submitted, or been in the process of submitting or negotiating, a proposal for the sale of any product or the provision of any services;

(ii)       the term “supplier” shall be deemed to include, at any time, any Person which, during the six (6) month period immediately prior to such time, (A) had sold any products or services to any of the Bank Entities or (B) had submitted to any of the Bank Entities a proposal for the sale of any products or services;

(iii)      for purposes of clause (c), the term “employee” shall be deemed to include, at any time, any Person who was employed by any of the Bank Entities within the prior six (6) month period (thereby prohibiting Pozez from soliciting any Person who had been employed by any of the Bank Entities until six (6) months after the date on which such Person ceased to be so employed); and

(iv)       If during the Restricted Period any employee of any of the Bank Entities accepts employment with or is otherwise retained by any Competitive Business of which Pozez is an owner, director, officer, manager, member, employee, partner or employee, or to which Pozez provides material services, it shall be presumed that such employee was hired in violation of the restriction set forth in clause (c) of this Section 7.5, with such presumption to be overcome only upon Pozez’s showing by a preponderance of the evidence that he was not directly or indirectly involved in the hiring, soliciting or encouraging such employee to leave employment with the Bank Entities.

7.6.      Nondisparagement.  During the Restricted Period, the Director shall not, directly or indirectly, orally or in writing, in any forum, or by means of any medium (including, but not limited to, television or radio, newspapers, newsletters, magazines, circulars, blogs, computer networks or bulletin boards, or any other form of communication), make to any third party (including but not limited to any customer, former customer or potential customer of the Bank or Bancorp or any Bank Entity, any employee or other representative of any bank regulatory agency, or any employee of the Bank or Bancorp or any Bank entity, any disparaging or defamatory statements about the Bank or Bancorp or Bank entity.  Nothing in this Section 7.6 shall apply to any communication with any governmental entity to the extent required by law.

7.7.      Injunction.  In the event of any breach or threatened or attempted breach of any provision of this Article 7 by Pozez, Bancorp and Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Pozez and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, in each case without being required to furnish any bond or other security.

7.8.      Reasonableness.

7.8.1.   Fairness of Restrictions.  Pozez has carefully read and considered the provisions of this Article 7 and, having done so, acknowledges that he fully understands them, that he has had the opportunity to consult with counsel of his own choosing regarding the meaning and effect of such provisions at his election, and he agrees that the restrictions and agreements set forth in this Article 7 are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities and their respective businesses, shareholders, directors, officers and employees.  Pozez further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.  Pozez further acknowledges that his services as a Chairman of the Bancorp Board and Bank Board has been and shall continue to be of special, unique and extraordinary value to the Bank Entities.

7.8.2.   Scope.  If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 7 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

7.9.      Cooperation.  During and after Pozez’s service, Pozez shall fully cooperate with the reasonable requests of Bancorp and the Bank, including providing information, with regard to any matter that Pozez has knowledge of as a result of Pozez’s service as a director or Chairman of the Bancorp Board and Bank Board.  Pozez further agrees to comply with any reasonable request by Bancorp and the Bank to assist in relation to any investigation into any actual or potential irregularities, including without limitation assisting with any threatened or actual litigation concerning the Bank Entities, giving statements/affidavits, meeting with legal and/or other professional advisors, and attending any legal hearing and giving evidence; provided that the Bank Entities shall reimburse Pozez for any reasonable out-of-pocket expenses reasonably incurred by Pozez in giving such assistance.  Pozez agrees to notify Bancorp and the Bank immediately if Pozez is contacted by any third parties for information or assistance with any matter concerning the Bank Entities and agrees to co-operate with the Bank Entities with regard to responding to such requests.

ARTICLE 8

MISCELLANEOUS

8.1.      Assignability.  Pozez shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.  Bancorp and Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of Bancorp or Bank.  Upon any such assignment by Bancorp or Bank, references in this Agreement to Bancorp,  Bank or the Bank Entities shall automatically be deemed to refer to such assignee instead of, or in addition to, Bancorp,  Bank, or the Bank Entities, as appropriate in the context.

8.2.      Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof.  Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland within Montgomery County or in the United States District Court for the District of Maryland.  Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 8.3 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

8.3.      Notices.  All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, provided, however, that any notice given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or by any other method permitted under this section; or (c) when deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) when deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the applicable party as set forth below with next-business day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider.  Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a nonbusiness day, notice shall be deemed given the next business day).  Any notice sent by Untied States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail.  Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service.  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Montgomery County, Maryland.  The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:

Board of Directors of Bancorp and Bank
7830 Old Georgetown Road
Bethesda, MD 20814
Fax No.: [            ]Email: [                   ]

CC:
Bancorp or Bank
c/o Susan G. Riel, CEO
7830 Old Georgetown Road
Bethesda, MD 20814
Fax No.: [                   ]

Email: sriel@eaglebankcorp.com

To:       Pozez, as set forth on the signature page hereof.

8.4.      Entire Agreement.  This Agreement and the Non-Compete Agreement contain all of the agreements and understandings between the parties hereto with respect to Pozez’s service as Chairman of the Bancorp Board and Bank Board and the subject matter hereof, and supersede all prior agreements, arrangements and understandings related to such service and the subject matter hereof.

8.5.      Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.6.      Severability.  Should any party of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such provisions or portion of such provision shall be deemed severed herefrom, and such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

8.7.      Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought, which expressly states an intention to amend, modify, change, waive, discharge or terminate this Agreement.  The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

8.8.      Gender and Number.  As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

8.9.      Binding Effect.  This Agreement is and shall be binding upon, and inures to the benefit of, Bancorp and the Bank, their respective successors and assigns, and Pozez and his heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EAGLE BANCORP, INC.

By:	/s/ Susan G. Riel
Name:	Susan G. Riel
Title:	President and Chief Executive Officer

EAGLEBANK

By:	/s/ Susan G. Riel
Name:	Susan G. Riel
Title:	President and Chief Executive Officer

/s/ Norman R. Pozez
Norman R. Pozez
8191 Strawberry Lane
Suite #3
Falls Church, Virginia 22042